UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C., 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.___ _____)*


                       B.O.S. BETTER ONLINE SOLUTIONS LTD.
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                                (Name of Issuer)
                                 ORDINARY SHARES
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                         (Title of Class of Securities)

                                    M20115107
                         ------------------------------
                                 (CUSIP Number)



                                DECEMBER 31, 2004
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             (Date of Event Which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER M20115107
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--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     ISRAEL GAL.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
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3.   SEC Use Only

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4.   Citizenship or Place of Organization
     ISRAEL
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                   5.   Sole Voting Power
                        326,037 *
*Number of         -------------------------------------------------------------
Shares Bene-       6.   Shared Voting Power
ficially by             None
Owned by Each      -------------------------------------------------------------
Reporting          7.   Sole Dispositive Power
Persons With:           326,037*
                   -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        None
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     326,037
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.76%
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12.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------


* Does not include indirect ownership of 244,467 Ordinary Shares owned by Ms. Yael Gal, Mr. Israel Gal's spouse, as to which Mr. Gal disclaims beneficial ownership.


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


CUSIP NUMBER M20115107
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     YAEL GAL.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     ISRAEL
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        244,467*
*Number of         -------------------------------------------------------------
Shares Bene-       6.   Shared Voting Power
ficially by             None
Owned by Each      -------------------------------------------------------------
Reporting          7.   Sole Dispositive Power
Persons With:           244,267*
                   -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        None
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     244,467
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     5.16%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------


* Does not include indirect ownership of 244,635 Ordinary Shares owned by Mr. Israel Gal, Ms. Yael Gal's spouse, as to which Ms. Gal disclaims beneficial ownership.


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


ITEM 1.

     (a)  Name of Issuer

          B.O.S. BETTER ONLINE SOLUTIONS LTD.

     (b)  Address of Issuer's Principal Executive Offices

          BEIT RABIN, 100 BOS ROAD, TERADYON INDUSTRIAL PARK, MISGAV, 20179, ISRAEL

ITEM 2.

     (a)  Name of Person Filing

               ISRAEL GAL
               YAEL GAL

     (b)  Address of Principal Business Office or, if none, Residence

          B.O.S. BETTER ONLINE SOLUTIONS LTD.
          100 BOS ROAD
          TERADYON INDUSTRIAL PARK, MISGAV  20179, ISRAEL

     (c)  Citizenship

               ISRAELI

     (d)  Title of Class Securities

               ORDINARY SHARES

     (e)  CUSIP Number

               M20115107

ITEM 3. IF THIS STATEMENT IS FILE PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

     (b)   [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company s defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)   [_]  An investment adviser in accordance with ss.
           240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)   [_]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J);


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


ITEM 4. OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

ISRAEL GAL

     (a)  Amount beneficially owned: 326,037*

     (b)  Percent of class: 6.76%

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 326,037*.

          (ii) Shared power to vote or to direct the vote: None.

          (iii) Sole power to dispose or to direct the disposition of 326,037*.

          (iv) Shared power to dispose or to direct the disposition of: None.

INSTRUCTION.     For computation regarding securities which represent a right to acquire an underlying security SEE ss. 240.13d-3(d)(1).

* Does not include indirect ownership of 244,467 Ordinary Shares owned by Ms. Yael Gal, Mr. Israel Gal's spouse, as to which Mr. Gal disclaims beneficial ownership.


YAEL GAL

     (a)  Amount beneficially owned: 244,467*

     (b)  Percent of class: 5.16%

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 244,467*.

          (ii) Shared power to vote or to direct the vote: None.

          (iii) Sole power to dispose or to direct the disposition of 244,467*.

          (iv) Shared power to dispose or to direct the disposition of: None.

INSTRUCTION.     For computation regarding securities which represent a right to acquire an underlying security SEE ss. 240.13d-3(d)(1).

* Does not include indirect ownership of 244,635 Ordinary Shares owned by Mr. Israel Gal, Ms. Yael Gal's spouse, as to which Ms. Gal disclaims beneficial ownership.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [_]

INSTRUCTION:  Dissolution of a group requires a response to this item.


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


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10. CERTIFICATION

Not applicable


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


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         February 15, 2005
                                                         -----------------
                                                                Date

                                                          /s/ Israel Gal
                                                         -----------------
                                                             Signature


                                                            /s/ Yael Gal
                                                         -----------------
                                                              Signature

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATION (SEE 18 U.S.C. 1001)


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